Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8), dated February 21, 2017, pertaining to the Employees’ Profit Sharing, Retirement and Savings Plan and Trust of Marriott International, Inc. of our reports dated February 21, 2017, with respect to the consolidated financial statements of Marriott International, Inc., and the effectiveness of internal control over financial reporting of Marriott International, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
McLean, Virginia
February 21, 2017